FOR IMMEDIATE RELEASE

VAN BUREN, ARKANSAS April 16, 2009

USA Truck, Inc. (NASDAQ: USAK) today announced base revenue of $82.8 million for the quarter ended March 31, 2009, a decrease of 14.7% from $97.1 million for the same quarter of 2008. We incurred a net loss of $1.88 million for the quarter ended March 31, 2009, which was a slight improvement from a net loss of $1.95 million we incurred for the same quarter of 2008. Our loss per share also decreased to $0.18 for the quarter ended March 31, 2009 from a loss per share of $0.19 for the same quarter of 2008.

In comparing the financial results of the quarter ended March 31, 2009 to the comparable period of 2008, Clifton R. Beckham, President and CEO of the Company, made the following statement:

“This quarter presented the most challenging operating environment that we have ever experienced. The quarter was characterized by a severe contraction in freight volume resulting from the current economic recession and from inventory reductions by both manufacturers and retailers. Though the current freight recession began in the third quarter of 2006, freight volume declines accelerated markedly between November 2008 and January 2009. Although volumes have stabilized since January, albeit at historically low levels, the truckload industry continues to be plagued by too many trucks chasing too little freight, which is spawning fierce, and often irrational, price competition.

“Against this unprecedented backdrop, our base revenue declined 14.7%. Despite this decline in base revenue, we were able to reduce our net loss year-over-year. We accomplished this improvement by substantially matching the revenue decline with cost reductions and by continuing to execute our VEVA (Vision for Economic Value Added) strategic plan, the objectives of which are to improve returns on capital and reduce earnings volatility over time. We continue to make meaningful progress toward accomplishing VEVA’s supporting initiatives:

•

We are committed to improving the pricing yield within our Trucking segment. Consistent with that philosophy, our Velocity and Yield Management initiatives helped us reduce our length-of-haul by 11.2% and increase our Trucking base revenue per total mile by 2.5%, despite an increasingly competitive pricing environment. To eliminate the most unprofitable freight in our network, we reduced our Company-owned tractor fleet by 10.2% (6.7% net of owner-operator tractor additions).

•	We grew our Intermodal base revenue five-fold to $1.6 million.
•

We continued implementing our Project People initiative, which is designed to align the interests and efforts of every employee to achieve our long-term strategic objectives. As the tenets of that initiative were implemented, we experienced a 19.9% reduction in our non-driver head count, raising our driver to non-driver ratio from 3.5:1 to 4.1:1.

•

We reduced the dollars spent on insurance and claims expense by 25.0% as our War on Accidents initiative continued to drive improvements in our safety performance. Our frequency of Department of Transportation recordable accidents was down 27.6% and our total accident frequency was down 5.6%.

•	Consistent with our Cost Discipline initiative, we reduced both fixed costs and variable costs per mile.
•

Although our Freight Brokerage base revenue declined 21.9% as a result of the overall decline in freight demand, we have continued to build our brokerage infrastructure by establishing or growing branches in Van Buren, AR, Shreveport, LA, Springdale, AR and Atlanta, GA.

“Despite those successes, our earnings were hampered by the overall lack of freight demand which drove miles per tractor per week down by 9.7%. While we have raised our revenue per mile and decreased our variable operating costs per mile, that increased ‘spread’ is not yet sufficient to cover our reduced fixed costs during a quarter like this.

“Our balance sheet, cash flow and borrowing availability are all stronger today than they were a year ago. Despite higher equipment maintenance costs during the quarter, we are comfortable with the age and mileage of our tractor fleet. We will continue to protect our balance sheet with conservative capital expenditure decisions during 2009.

“Looking to the next few quarters, it is hard to predict when freight demand will improve. We anticipate that freight availability will remain near historical lows for the foreseeable future, which will hinder near-term earnings.

USA Truck, Inc.

We have identified additional cost-cutting opportunities to implement during the second quarter, but we are cognizant that costs are not the primary hurdle to improving earnings for USA Truck. We are consistently among the best cost managers in the truckload industry as measured by operating costs per mile. Cutting costs too aggressively could jeopardize our ability to capitalize on the inevitable economic recovery. In the short term, any changes in our earnings are likely to be driven by changes in general freight demand and supply. Over the long-term, the key to unlocking our earnings leverage lies in our pricing, which has lagged the industry average due to the nuances of our historical long-haul model. Improving our pricing does not necessarily require that we raise our prices, but rather that we refine the mix of lanes within our freight network to yield better average pricing. Thus, we will continue to focus all of our activities and resources on our freight network to drive yield improvements to the extent possible in this challenging economic environment.

“We have made tremendous progress in repositioning USA Truck to compete in today’s truckload industry, and we are confident that we are poised to be a big winner when industry conditions improve as demand returns and/or as excess truck capacity finally exits the marketplace.”

The following table summarizes the earnings information of USA Truck, Inc. (“Company”) for the three-month periods indicated:

	(in thousands, except per share data)
	Three Months Ended
	March 31,
	2009	2008

Revenue:
Trucking revenue (1)	$79,992	$93,641
Strategic Capacity Solutions revenue (2)	2,849	3,508
Base revenue	82,841	97,149
Fuel surcharge revenue	10,655	30,089
Total revenue	93,496	127,238

Operating expenses and costs:
Salaries, wages and employee benefits	32,764	40,481
Fuel and fuel taxes	20,836	46,678
Depreciation and amortization	12,548	12,248
Purchased transportation	9,647	7,840
Operations and maintenance	7,430	7,098
Insurance and claims	5,637	7,512
Operating taxes and licenses	1,603	1,603
Communications and utilities	1,006	1,055
Loss on disposal of revenue equipment, net	19	--
Other	3,640	4,132
Total operating expenses and costs	95,130	128,647
Operating loss	(1,634)	(1,409)
Other expenses (income):
Interest expense	881	1,196
Other, net	(19)	(27)
Total other expenses, net	862	1,169
Loss before income taxes	(2,496)	(2,578)
Income tax benefit	(616)	(632)

Net loss	$(1,880)	$(1,946)

Per share information:
Average shares outstanding (Basic)	10,213	10,211
Basic loss per share	$(0.18)	$(0.19)

Average shares outstanding (Diluted)	10,213	10,211
Diluted loss per share	$(0.18)	$(0.19)

USA Truck, Inc.

The following table includes key Trucking operating statistics for the three-month periods indicated:

	Three Months Ended
	March 31,
	2009	2008
Total miles (in thousands) (3)	61,617	73,980
Empty mile factor	11.5%	11.1%
Weighted average number of tractors (4)	2,386	2,558
Average miles per tractor per period	25,824	28,921
Average miles per tractor per week	2,009	2,225
Average miles per trip (5)	651	733
Base Trucking revenue per tractor per week	$2,608	$2,816
Number of tractors at end of period (4)	2,376	2,566

(1)

Trucking revenue includes base revenue generated from our General Freight and Dedicated Freight divisions and Trailer-on-Flat-Car Intermodal service offerings. The results of our Regional Freight operations, which we previously reported as a separate division, are now included as part of the results of our General Freight division.

(2)

We previously referred to the operating division through which we conduct our freight brokerage operations as our “Strategic Capacity Solutions” division and the operating segment of which that division is a part as “USA Logistics.”  We now use “Strategic Capacity Solutions” to refer to that operating segment, which includes base revenue generated by two operating divisions, which we now refer to as Freight Brokerage and Container-on-Flat-Car Intermodal service offerings.

(3)	Total miles include both loaded and empty miles.
(4)	Tractors include Company-operated tractors plus owner-operator tractors.
(5)	Average miles per trip is based upon loaded miles divided by the number of Trucking shipments.

Selected Balance Sheet and other financial information:
	(in thousands, except percentage data)
	March 31,	December 31,
	2009	2008
Total assets	$330,245	$332,268
Total equity	145,036	146,773
Total debt, including current maturities	101,340	97,605
Cash and cash equivalents	1,898	1,541
Total debt, less cash, to total capitalization ratio	40.4%	39.3%

	(in thousands)
	Three Months Ended March 31,
	2009	2008
Net cash provided by operating activities	$4,416	$8,372
Capital expenditures, net	9,644	25,482

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally may be identified by their use of terms or phrases such as “expects,” “estimates,” “anticipates,” “projects,” “believes,” “plans,” “intends,” “may,” “will,” “should,” “could,” “potential,” “continue,” “future,” and terms or phrases of similar substance.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Accordingly, actual results may differ from those set forth in the forward-looking statements.  Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release might not occur.

All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by this cautionary statement.

USA Truck, Inc.

References to the “Company,” “we,” “us,” “our” and words of similar import refer to USA Truck, Inc. and its subsidiary.

USA Truck is a dry van truckload carrier transporting general commodities via our General and Dedicated Freight divisions and our Trailer-on-Flat-Car Intermodal service offerings. We transport commodities throughout the continental United States and into and out of portions of Canada. We also transport general commodities into and out of Mexico by allowing through-trailer service from our terminal in Laredo, Texas. Our Freight Brokerage division and our Container-on-Flat-Car Intermodal service offerings provide customized transportation solutions using our technology and multiple modes of transportation including our assets and the assets of our partner carriers.

This press release and related information will be available to interested parties at our web site, http://www.usa-truck.com under the “News Releases” tab of the “Investors” menu.

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Contact: CLIFF BECKHAM, President and Chief Executive Officer - (479) 471-2633